October 2007	Pricing Sheet dated October 24, 2007 relating to
Preliminary Terms No. 392 dated September 21, 2007 to
Registration Statement No. 333-131266
Filed pursuant to Rule 433
Structured Investments
Opportunities in Currencies

Currency-Linked Capital Protected Notes due October 30, 2009
Based on the Performance of a Basket of Six Currencies Relative to the U.S. Dollar
Brazilian real + Chinese renminbi + Hungarian forint + Indian rupee + Mexican peso + Turkish lira
PRICING TERMS – OCTOBER 24, 2007
Issuer:	Morgan Stanley
Aggregate principal amount:	$59,473,000
Issue price:	$1,000 per note (see “Commissions and issue price” below)
Stated principal amount:	$1,000 per note
Pricing date:	October 24, 2007
Original issue date:	November 2, 2007 (7 business days after the pricing date)
Maturity date:	October 30, 2009
Principal protection:	100%
Interest:	None
Basket:	Basket currency	Weighting	Basket currency	Weighting
	Brazilian real (“BRL”)	16.6667%	Indian rupee (“INR”)	16.6667%
	Chinese renminbi (“CNY”)	16.6667%	Mexican peso (“MXN”)	16.6667%
	Hungarian forint (“HUF”)	16.6667%	Turkish lira (“TRY”)	16.6667%
Payment at maturity:	$1,000 + supplemental redemption amount (if any)
Supplemental redemption amount:	$1,000 times the basket performance times the participation rate; provided that the supplemental redemption amount will not be less than zero.
Basket performance:	Sum of the currency performance values of each of the basket currencies
Participation rate:	203%
Currency performance value:	With respect to each of the basket currencies: [(initial exchange rate / final exchange rate) - 1] x weighting
Initial exchange rate:	Basket currency	Initial exchange rate	Basket currency	Initial exchange rate
	BRL	1.7969	INR	39.57
	CNY	7.4938	MXN	10.8321
	HUF	176.6128	TRY	1.2125
Final exchange rate:	The exchange rate on the valuation date
Exchange rate:	With respect to each basket currency, the rate for conversion of such basket currency into one U.S. dollar as determined by reference to the applicable reference source described herein.
Valuation date:	October 21, 2009
CUSIP:	617446U49
Listing:	The notes will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. Incorporated
Commissions and issue price:	Price to public(1)		Agent’s commissions(1)(2)	Proceeds to company
	Per note	100%	2%	98%
	Total	$59,473,000	$1,189,460	$58,283,540
(1) The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of notes purchased by that investor.  The lowest price payable by an investor is $992.50 per note.  Please see “Syndicate Information” on page 6 of  the accompanying preliminary terms for further details.
(2) For additional information, see “Plan of Distribution” in the accompanying prospectus supplement.

YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE PRELIMINARY TERMS DESCRIBING THE OFFERING AND THE RELATED PROSPECTUS SUPPLEMENT AND PROSPECTUS, EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW.

Preliminary Terms No. 392 dated September 21, 2007
Prospectus Supplement for Currency-linked Capital Protected Notes dated September 21, 2007
Prospectus dated January 25, 2006

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.